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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of Dominion Resources, Inc. on Form S-4 of our reports dated January 25, 2001 (which reports express an unqualified opinion and include an explanatory paragraph relating to changes in accounting principle for the method of accounting used to develop the market-related value of pension plan assets, and for the method of accounting for oil and gas exploration and production activities to the full cost method) appearing in and incorporated by reference in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Richmond, Virginia
September 19, 2001